Exhibit 10.10

Acknowledgment Agreement

This Acknowledgment Agreement (this “Acknowledgment”) is delivered by __________ (“Employee”) as of the date set forth below.

Employee is employed by Inpixon, a Nevada corporation (the “Company”), and is currently a participant in the Company’s Transaction Bonus Plan dated July 24, 2023 (the “Transaction Bonus Plan”).

Employee is listed on Schedule 1 of the Transaction Bonus Plan (a “Schedule 1 Participant”).

Pursuant to that certain Merger Agreement, dated as of July 24, 2023, by and among Company, Inpixon Merger Sub Inc. (“Merger Sub”) and XTI Aircraft Company (“XTI” and such agreement, the “Merger Agreement”), Merger Sub shall merge with and into XTI, whereupon the separate corporate existence of Merger Sub shall cease and XTI shall be the surviving corporation as a wholly-owned subsidiary of the Company (the “Transaction”).

The Transaction, if consummated, will constitute a Contemplated Transaction under the Transaction Bonus Plan.

The Transaction is currently expected to be consummated on or about March 12, 2024 (the “Closing Date”).

As a Schedule 1 Participant, Employee is entitled to receive a cash bonus in the aggregate amount equal to 100% of Employee’s aggregate annual base salary and target bonus amount in effect as of the Closing Date, subject to Employee’s execution, delivery and non-revocation of a Release of Claims and Confidentiality Agreement in substantially the form attached as Exhibit A to the Transaction Bonus Plan (a “Schedule 1 Transaction Bonus”).

Section 6 of the Transaction Bonus Plan provides that the Compensation Committee of the Company’s Board of Directors (the “Committee”) may amend or terminate the Transaction Bonus Plan in any manner in its sole discretion before the Closing Date.

To ensure the Company has sufficient liquidity to continue operations and fund the obligations to its employees, on March 11, 2024, the Committee amended the Transaction Bonus Plan pursuant to the amendment attached hereto as Exhibit A (the “Amendment”), which Amendment amends the Transaction Bonus Plan to, among other things, change the timing of and impose certain additional conditions on the of payment of Schedule 1 Transaction Bonuses.

In consideration of Employee’s continued employment and the continued compensation benefits to be received by Employee from the Company (or a subsidiary), Employee hereby acknowledges and agrees that follows:

1. Employee has received, read, understands and consents to the Amendment and the terms of the Transaction Bonus Plan as amended by the Amendment; and

2. Employee, on behalf of Employee and Employee’s heirs, successors, and assigns, irrevocably and forever waives and releases the Company from any and all rights to payment of Employee’s Schedule 1 Transaction Bonus except pursuant to and as provided under the terms of the Transaction Bonus Plan as amended by the Amendment.

IN WITNESS WHEREOF, Employee is entering into this Acknowledgment effective as of March 11, 2024.

[NAME]

EXHIBIT A

Amendment to Transaction Bonus Plan

A copy of the Amendment to Transaction Bonus Plan is provided under Exhibit 10.9 to this Form 8-K.